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Exhibit 21.1


                             Subsidiaries of the Company

                     CCHI General, Inc., a Delaware corporation*
                   CLARCOMM Limited, Inc., a Delaware corporation*
              CLARCOMM Holdings, L.P., a Delaware limited partnership**



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*   Owned 100% directly by the Company
**  Owned 100% indirectly by the Company